Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2020 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 28, 2020 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2020 net income of $14.8 million, or $0.67 per diluted share, versus net income of $10.7 million, or $0.46 per diluted share, in the prior-year period.  For the six months ended June 30, 2020, the Company reported net income of $19.6 million, or $0.88 per diluted share, compared to net income of $20.1 million, or $0.85 per diluted share, in the prior-year period.  The increase in second quarter 2020 earnings as compared to 2019 primarily reflects an increase in non-interest income that was partially offset by a decline in net interest income and increases in the provision for loan losses, non-interest expense and income tax expense.  The slight decline in year-to-date 2020 earnings as compared to 2019 primarily reflects a decline in net interest income and increases in the provision for loan losses and non-interest expense that were partially offset by an increase in non-interest income and a decrease in income tax expense.

Before discussing the 2020 financial results in greater detail, the following is an update on the impact to our organization of the COVID-19 pandemic, which continues to cause significant hardship for many of our customers and communities in a variety of ways. That is especially true for those who have been infected by the virus and suffered through the health issues that it has caused.  Our thoughts are with those who have been directly impacted, and we also extend our appreciation to those who have aided and supported them.

The Company continues to respond to the challenges of the current environment. Our response was initially formulated during the month of February 2020 as we prepared our infrastructure to allow the majority of our associates to work remotely.  In March 2020 we activated our Business Continuity Plan to protect our customers, employees and business.  We will continue to take the necessary steps to serve our communities while doing our part to minimize the spread of COVID-19.  The following is a brief description of our current initiatives:

•
Customer Safety and Service Levels – From mid-March to mid-June we limited our branch lobbies to appointment only and kept drive-through windows open.  In mid-June our bank branch lobbies fully reopened.  With the ability to use drive through service, ATMs or our electronic banking solutions there was minimal disruption to customers.  In addition, our flexible operating network allowed us to efficiently redeploy our associates, as necessary, to high volume areas to fulfill customer requests into our call center, requests for consumer and commercial loan payment relief and mortgage financing requests.

•
Employee Safety – For employees that are in our bank branches servicing our customers, we have expanded sick and vacation time.  All non-branch employees either have the option or are required to work remotely.  We currently have approximately 40% of our total staff working remotely every day.  We have installed “customer friendly” shields throughout our delivery network and have implemented a variety of other protective processes to put both customers and staff at ease.  We continue to comply with the Governor of Michigan’s “Safe at Home” executive orders and “MI Safe Start Plan” as they apply to our business.

•
Loan Forbearances – We have forbearance programs in place to proactively work with our customers who have experienced financial difficulty due to the COVID-19 pandemic. As of June 30, 2020 we had active forbearance agreements with 259 commercial customers with $210.5 million in loans, 668 retail (mortgage and installment loan) customers with $88.7 million in loans, and 773 customers with $114.8 million within our mortgage loans sold and serviced for others. These dollar amounts represent 15.4%, 5.9% and 4.2% of the related total loan portfolio balances. As of July 23, 2020 the active forbearance agreements had changed as follows: 260 commercial customers with $211.8 million in loans, 524 retail customers with $71.0 million in loans, and 639 customers with $98.2 million within our mortgage loans sold and serviced for others. The level of these loans are down after peaking in mid-June 2020, as many customers economic situations have improved, allowing them to pay their loans current. The forbearance terms are flexible enough to meet the specific needs of each customer, while protecting the safety and soundness of the Company.

•
U.S. Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) – Our response, and focus on this vital program, shows our commitment to the communities we serve. We built an effective process to manage the high volume of applications that we received and processed.  Customer demand for this program was extraordinary.  As of June 30, 2020, we had 2,012 PPP loans outstanding with a total balance of $259.4 million.  The average balance of PPP loans in the second quarter of 2020 was $191.1 million with an average yield of 3.05% (including the accretion of approximately $1.0 million of net fees).  The PPP loan portfolio reduced the average yield on interest-earning assets by an estimated 0.04% in the second quarter of 2020.  At June 30, 2020, there was $7.7 million of remaining unaccreted net fees related to PPP loans.  These net fees are expected to be accreted into interest income over the next 20 months and the pace of such accretion will depend on payment activity (including loan forgiveness) within the PPP loan portfolio.  The PPP has been extended to August 8, 2020. We have received approximately 35 forgiveness applications that will be submitted once the SBA Forgiveness portal is activated.

•
Federal Reserve Main Street Lending Program (“MSLP”) – We submitted an application and were approved as a MSLP lender.  This program is designed to support small and medium-sized businesses that were in sound financial condition before the COVID-19 pandemic.  U.S. businesses may be eligible for MSLP loans if they meet either of the following conditions: (1) the business has 15,000 employees or fewer; or (2) the business had 2019 revenues of $5 billion or less.  As of July, 14, 2020 we had received three loan applications under the MSLP.

Significant items impacting comparable quarterly and year to date 2020 and 2019 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a negative $2.9 million ($0.10 per diluted share, after taxes) and a negative $8.9 million ($0.31 per diluted share, after taxes) for the three- and six-months ended June 30, 2020, respectively, as compared to a negative $2.7 million ($0.09 per diluted share, after taxes) and a negative $4.9 million ($0.16 per diluted share, after taxes) for the three- and six-months ended June 30, 2019, respectively.

•
Approximately $0.76 million ($0.03 per diluted share, after taxes) and $0.82 million ($0.03 per diluted share, after taxes) of expenses related to a pending data processing conversion and bank branch closures (as described further below under “Operating Results”) for the three- and six-months ended June 30, 2020, respectively

Second quarter 2020 highlights include:

•	Increases in net income and diluted earnings per share of 37.7% and 45.7%, respectively, compared to 2019;
•	Return on average assets and return on average equity of 1.54% and 17.39%, respectively;
•	Net gains on mortgage loans of $17.6 million (up 310.1% over 2019) and total mortgage loan origination volume of $470.6 million;
•	Total portfolio loan net growth of $148.5 million;
•	Deposit net growth of $401.6 million;
•	The issuance of $40.0 million of subordinated debt in May 2020;
•	Continued strong asset quality metrics; and
•	The payment of a 20 cent per share dividend on common stock on May 15, 2020.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a very strong financial performance in the second quarter of 2020 despite the many challenges brought on by the COVID-19 pandemic.  Our associates did an amazing job during the quarter!  We closed nearly one-half billion dollars of mortgage loans, helping our customers buy new homes or refinance existing mortgage loans.  We closed over $250 million of PPP loans, helping our customers keep their employees on the payroll and their businesses operating.  We actively administered over 1,700 loan forbearance plans to help our business and retail customers who have been adversely impacted by the COVID-19 pandemic.  We continued to effectively operate our Business Continuity Plan to safely serve our customers and protect our employees.  Finally, we maintained solid asset quality metrics during the second quarter of 2020.  As we look ahead to the last half of 2020 and beyond, we are mindful of the ongoing challenges from the COVID-19 pandemic, but we are confident of our continued ability to effectively respond to these challenges and remain optimistic about our future.”

Operating Results

The Company’s net interest income totaled $30.5 million during the second quarter of 2020, a decrease of $0.3 million, or 1.0% from the year-ago period, but up $0.3 million, or 0.9%, from the first quarter of 2020.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.36% during the second quarter of 2020, compared to 3.87% in the year-ago period, and 3.63% in the first quarter of 2020.  The year-over-year quarterly decrease in net interest income is due to a decline in the net interest margin that was partially offset by an increase in average interest-earning assets.  Average interest-earning assets were $3.66 billion in the second quarter of 2020, compared to $3.19 billion in the year ago quarter and $3.35 billion in the first quarter of 2020.

For the first six months of 2020, net interest income totaled $60.7 million, a decrease of $0.3 million, or 0.6% from the first half of 2019.  The Company’s net interest margin for the first six months of 2020 was 3.49% compared to 3.88% in 2019.  The decrease in net interest income for the first six months of 2020 compared to 2019 is also due to a decline in the net interest margin that was partially offset by an increase in average interest-earning assets.

Due to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates.  These actions have placed continued pressure on the Company’s net interest margin.

Non-interest income totaled $20.4 million and $31.4 million, respectively, for the second quarter and first six months of 2020, compared to $9.9 million and $19.9 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the second quarters of 2020 and 2019, were approximately $17.6 million and $4.3 million, respectively.  For the first six months of 2020, net gains on mortgage loans totaled $26.5 million compared to $7.9 million in 2019.  The increase in net gains on mortgage loans was primarily due to an increase in mortgage loan sales volume in 2020, improved profit margins on mortgage loan sales, and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a loss of $3.0 million and $1.9 million in the second quarters of 2020 and 2019, respectively. For the first six months of 2020 and 2019, mortgage loan servicing, net, generated a loss of $8.3 million and $3.1 million, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Mortgage loan servicing, net:	(Dollars in thousands)
Revenue, net	$1,646	$1,515	$3,319	$2,991
Fair value change due to price	(2,921)	(2,670)	(8,852)	(4,873)
Fair value change due to pay-downs	(1,747)	(752)	(2,789)	(1,240)
Total	$(3,022)	$(1,907)	$(8,322)	$(3,122)

Non-interest expenses totaled $27.3 million in the second quarter of 2020, compared to $26.6 million in the year-ago period.  For the first six months of 2020, non-interest expenses totaled $56.1 million versus $54.6 million in 2019.  These year-over-year increases in non-interest expense are primarily due to increases in compensation, loan and collection expense and legal and professional fees.  The increase in compensation is due in part to $0.4 million in bonuses paid during the second quarter of 2020 to front-line personnel due to their extraordinary efforts during the COVID-19 pandemic.  In addition, the second quarter of 2020 includes $0.3 million of expenses related to the Company’s core data processing conversion that is in process (this conversion is expected to be completed in April 2021) and $0.4 million of expenses (primarily write-downs of fixed assets and leases) related to the closures of six bank branch offices that are expected to occur on July 31, 2020.

The Company recorded an income tax expense of $3.5 million and $4.5 million in the second quarter and first six months of 2020, respectively.  This compares to an income tax expense of $2.7 million and $4.9 million in the second quarter and first six months of 2019, respectively.  The changes in income tax expense reflect changes in pre-tax earnings in 2020 relative to 2019.

Asset Quality

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2020	12/31/2019	6/30/2019
	(Dollars in thousands)
Commercial	$4,886	$1,377	$900
Consumer/installment	602	805	901
Mortgage	7,455	7,996	5,997
Subtotal	12,943	10,178	7,798
Less – government guaranteed loans	604	646	436
Total non-performing loans	$12,339	$9,532	$7,362
Ratio of non-performing loans to total portfolio loans	0.43%	0.35%	0.27%
Ratio of non-performing assets to total assets	0.34%	0.32%	0.27%
Ratio of the allowance for loan losses to non-performing loans	279.60%	274.32%	351.85%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have increased $2.8 million from December 31, 2019 due primarily to an increase in non-performing commercial loans.  This increase principally reflects one specific loan relationship.  This loan relationship was in watch credit status at December 31, 2019, moved into non-accrual in the first quarter of 2020 and was charged down by $4.0 million in the second quarter of 2020, to a remaining balance of $2.9 million.  Approximately $2.6 million of this remaining loan balance was paid on July 21, 2020 from the auction of assets securing the loan and $0.3 million is fully reserved with collection efforts continuing.  Other real estate and repossessed assets totaled $1.6 million at June 30, 2020, compared to $1.9 million at December 31, 2019.

The provision for loan losses was an expense of $5.2 million and $0.7 million in the second quarters of 2020 and 2019, respectively.  The provision for loan losses was an expense of $11.9 million and $1.3 million in the first six months of 2020 and 2019, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs.  In addition, the higher year-to-date provision for loan losses includes an $8.7 million (or 98.2%) increase in the qualitative/subjective portion of the allowance for loan losses.  This increase principally reflects the unique challenges and economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio.  The Company recorded loan net charge-offs of $3.183 million and $0.003 million in the second quarters of 2020 and 2019, respectively.  For the first six months of 2020 and 2019, the Company recorded loan net charge-offs of $3.557 million and $0.301 million, respectively.  At June 30, 2020, the allowance for loan losses totaled $34.5 million, or 1.20% of total portfolio loans, compared to $26.1 million, or 0.96% of total portfolio loans, at December 31, 2019. Excluding PPP loans and the remaining Traverse City State Bank acquired loan balances, the allowance for loan losses was equal to 1.38% of portfolio loans at June 30, 2020.

Balance Sheet, Liquidity and Capital

Total assets were $4.04 billion at June 30, 2020, an increase of $478.6 million from December 31, 2019.  Loans, excluding loans held for sale, were $2.87 billion at June 30, 2020, compared to $2.73 billion at December 31, 2019.  Deposits totaled $3.49 billion at June 30, 2020, an increase of $448.4 million from December 31, 2019.  This increase is primarily due to growth in non-interest bearing checking, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $55.8 million at June 30, 2020, versus $65.3 million at December 31, 2019. Securities available for sale totaled $856.3 million at June 30, 2020, versus $518.4 million at December 31, 2019.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

In May 2020, the Company issued $40.0 million of subordinated notes with a ten year maturity, a five year call option and an initial coupon interest rate (fixed for the first five years) of 5.95%.

Total shareholders’ equity was $355.1 million at June 30, 2020, or 8.78% of total assets.  Tangible common equity totaled $322.0 million at June 30, 2020, or $14.72 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2020	12/31/2019	Well Capitalized Minimum
Tier 1 capital to average total assets	8.76%	9.49%	5.00%
Tier 1 common equity to risk-weighted assets	12.07%	11.96%	6.50%
Tier 1 capital to risk-weighted assets	12.07%	11.96%	8.00%
Total capital to risk-weighted assets	13.32%	12.96%	10.00%

Share Repurchase Plan

As previously announced, on December 17, 2019, the Board of Directors of the Company authorized the 2020 share repurchase plan.  Under the terms of the 2020 share repurchase plan, the Company is authorized to buy back up to 1,120,000 shares, or approximately 5% of its outstanding common stock.    The repurchase plan is authorized to last through December 31, 2020.  During the first quarter of 2020, the Company repurchased 678,929 shares at a weighted average price of $20.30 per share. Due primarily to the economic uncertainty brought on by the COVID-19 pandemic, share repurchase activity ceased on March 16, 2020, and is on hold at this time.

Earnings Conference Call

Brad Kessel, President and CEO and Rob Shuster, CFO will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, July 28, 2020.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  https://services.choruscall.com/links/ibcp200728.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10145927). The replay will be available through August 4, 2020.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.0 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.
Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2020	December 31, 2019
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$47,369	$53,295
Interest bearing deposits	8,447	12,009
Cash and Cash Equivalents	55,816	65,304
Interest bearing deposits - time	-	350
Securities available for sale	856,280	518,400
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,359
Loans held for sale, carried at fair value	83,706	69,800
Loans
Commercial	1,362,956	1,166,695
Mortgage	1,041,684	1,098,911
Installment	462,023	459,417
Total Loans	2,866,663	2,725,023
Allowance for loan losses	(34,500)	(26,148)
Net Loans	2,832,163	2,698,875
Other real estate and repossessed assets	1,569	1,865
Property and equipment, net	36,962	38,411
Bank-owned life insurance	55,300	55,710
Deferred tax assets, net	2,483	2,072
Capitalized mortgage loan servicing rights	13,773	19,171
Other intangibles	4,816	5,326
Goodwill	28,300	28,300
Accrued income and other assets	53,720	42,751
Total Assets	$4,043,315	$3,564,694

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,118,424	$852,076
Savings and interest-bearing checking	1,375,523	1,186,745
Reciprocal	535,398	431,027
Time	323,993	376,877
Brokered time	131,787	190,002
Total Deposits	3,485,125	3,036,727
Other borrowings	50,002	88,646
Subordinated debt	39,283	-
Subordinated debentures	39,490	39,456
Accrued expenses and other liabilities	74,292	49,696
Total Liabilities	3,688,192	3,214,525

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,880,183 shares at June 30, 2020 and 22,481,643 shares at December 31, 2019	338,989	352,344
Retained earnings	12,338	1,611
Accumulated other comprehensive income (loss)	3,796	(3,786)
Total Shareholders’ Equity	355,123	350,169
Total Liabilities and Shareholders’ Equity	$4,043,315	$3,564,694

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30,
				2020	2019
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$29,863	$31,764	$33,836	$61,627	$66,517
Interest on securities available for sale
Taxable	2,847	3,059	3,034	5,906	6,040
Tax-exempt	793	390	324	1,183	698
Other investments	251	366	379	617	954
Total Interest Income	33,754	35,579	37,573	69,333	74,209
Interest Expense
Deposits	2,388	4,700	6,021	7,088	11,702
Other borrowings and subordinated debt and debentures	904	688	796	1,592	1,508
Total Interest Expense	3,292	5,388	6,817	8,680	13,210
Net Interest Income	30,462	30,191	30,756	60,653	60,999
Provision for loan losses	5,188	6,721	652	11,909	1,316
Net Interest Income After Provision for Loan Losses	25,274	23,470	30,104	48,744	59,683
Non-interest Income
Service charges on deposit accounts	1,623	2,591	2,800	4,214	5,440
Interchange income	2,526	2,457	2,604	4,983	4,959
Net gains on assets
Mortgage loans	17,642	8,840	4,302	26,482	7,913
Securities available for sale	-	253	-	253	304
Mortgage loan servicing, net	(3,022)	(5,300)	(1,907)	(8,322)	(3,122)
Other	1,598	2,163	2,106	3,761	4,370
Total Non-interest Income	20,367	11,004	9,905	31,371	19,864
Non-interest Expense
Compensation and employee benefits	16,279	16,509	15,931	32,788	32,282
Occupancy, net	2,159	2,460	2,131	4,619	4,636
Data processing	1,590	2,355	2,171	3,945	4,315
Furniture, fixtures and equipment	1,090	1,036	1,006	2,126	2,035
Communications	800	803	717	1,603	1,486
Interchange expense	726	859	753	1,585	1,441
Loan and collection	756	805	628	1,561	1,262
Advertising	364	683	627	1,047	1,299
Legal and professional	468	393	371	861	740
FDIC deposit insurance	430	370	342	800	710
Branch closure costs	417	-	-	417	-
Conversion related expenses	346	56	-	402	-
Credit card and bank service fees	94	99	97	193	200
Net (gains) losses on other real estate and repossessed assets	(9)	109	(198)	100	(79)
Other	1,836	2,182	2,016	4,018	4,255
Total Non-interest Expense	27,346	28,719	26,592	56,065	54,582
Income Before Income Tax	18,295	5,755	13,417	24,050	24,965
Income tax expense	3,523	945	2,687	4,468	4,854
Net Income	$14,772	$4,810	$10,730	$19,582	$20,111
Net Income Per Common Share
Basic	$0.67	$0.22	$0.47	$0.89	$0.86
Diluted	$0.67	$0.21	$0.46	$0.88	$0.85

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,462	$30,191	$30,710	$30,872	$30,756
Provision for loan losses	5,188	6,721	(221)	(271)	652
Non-interest income	20,367	11,004	15,597	12,275	9,905
Non-interest expense	27,346	28,719	29,303	27,848	26,592
Income before income tax	18,295	5,755	17,225	15,570	13,417
Income tax expense	3,523	945	3,346	3,125	2,687
Net income	$14,772	$4,810	$13,879	$12,445	$10,730

Basic earnings per share	$0.67	$0.22	$0.62	$0.55	$0.47
Diluted earnings per share	0.67	0.21	0.61	0.55	0.46
Cash dividend per share	0.20	0.20	0.18	0.18	0.18

Average shares outstanding	21,890,761	22,271,412	22,481,551	22,486,041	23,035,526
Average diluted shares outstanding	22,113,187	22,529,370	22,776,908	22,769,572	23,313,346

Performance Ratios
Return on average assets	1.54%	0.54%	1.56%	1.42%	1.27%
Return on average equity	17.39	5.54	15.92	14.64	12.72
Efficiency ratio (1)	53.07	69.32	62.56	63.76	64.57

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.72%	4.28%	4.44%	4.60%	4.73%
Interest expense	0.36	0.65	0.74	0.84	0.86
Net interest income	3.36	3.63	3.70	3.76	3.87

Average Balances
Loans	$2,913,857	$2,766,770	$2,776,037	$2,786,544	$2,699,648
Securities available for sale	660,126	527,395	488,016	423,255	441,523
Total earning assets	3,659,614	3,350,948	3,320,828	3,285,081	3,191,264
Total assets	3,868,408	3,565,829	3,529,744	3,483,296	3,388,398
Deposits	3,303,302	3,066,298	3,040,099	3,023,334	2,929,885
Interest bearing liabilities	2,402,361	2,309,995	2,251,928	2,219,133	2,155,660
Shareholders’ equity	341,606	348,963	345,910	337,162	338,254

End of Period
Capital
Tangible common equity ratio	8.03%	8.40	8.96%	8.71%	8.72%
Average equity to average assets	8.83	9.79	9.80	9.68	9.98
Tangible common equity per share of common stock	$14.72	$13.81	$14.08	$13.63	$13.19
Total shares outstanding	21,880,183	21,892,001	22,481,643	22,480,748	22,498,776

Selected Balances
Loans	$2,866,663	$2,718,115	$2,725,023	$2,722,446	$2,706,526
Securities available for sale	856,280	594,284	518,400	439,592	430,305
Total earning assets	3,833,523	3,416,845	3,343,941	3,348,631	3,239,247
Total assets	4,043,315	3,632,387	3,564,694	3,550,837	3,438,302
Deposits	3,485,125	3,083,564	3,036,727	3,052,312	2,978,885
Interest bearing liabilities	2,456,193	2,350,056	2,312,753	2,272,587	2,194,970
Shareholders’ equity	355,123	335,618	350,169	340,245	330,846

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent (“FTE”)

Net interest income	$30,462	$30,756	$60,653	$60,999
Add: taxable equivalent adjustment	223	102	344	219
Net interest income - taxable equivalent	$30,685	$30,858	$60,997	$61,218
Net interest margin (GAAP) (1)	3.34%	3.86%	3.47%	3.86%
Net interest margin (FTE) (1)	3.36%	3.87%	3.49%	3.88%

Adjusted Net Income before tax

Income before income tax	$18,295	$13,417	$24,050	$24,965
Provision for loan losses	5,188	652	11,909	1,316
Pre-tax, pre-provision income	$23,483	$14,069	$35,959	$26,281

(1)	Annualized.

Reconciliation of Non-GAAP Financial Measures (continued)
Independent Bank Corporation

Tangible Common Equity Ratio

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Common shareholders’ equity	$355,123	$335,618	$350,169	$340,245	$330,846
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,816	5,071	5,326	5,598	5,870
Tangible common equity	$322,007	$302,247	$316,543	$306,347	$296,676

Total assets	$4,043,315	$3,632,387	$3,564,694	$3,550,837	$3,438,302
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,816	5,071	5,326	5,598	5,870
Tangible assets	$4,010,199	$3,599,016	$3,531,068	$3,516,939	$3,404,132

Common equity ratio	8.78%	9.24%	9.82%	9.58%	9.62%
Tangible common equity ratio	8.03%	8.40%	8.96%	8.71%	8.72%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$355,123	$335,618	$350,169	$340,245	$330,846
Tangible common equity	$322,007	$302,247	$316,543	$306,347	$296,676
Shares of common stock outstanding (in thousands)	21,880	21,892	22,482	22,481	22,499

Common shareholders’ equity per share of common stock	$16.23	$15.33	$15.58	$15.13	$14.70
Tangible common equity per share of common stock	$14.72	$13.81	$14.08	$13.63	$13.19

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.